Exhibit No. 99(a)

Consolidated Financial Statements

For the Period November 6, 2009

Through December 31, 2009

Constellation Energy Nuclear Group, LLC

Table of Contents

December 31, 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of

Constellation Energy Nuclear Group, LLC:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, changes in members’ equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Constellation Energy Nuclear Group, LLC and its subsidiaries (“the Company”) at December 31, 2009, and the results of their operations and their cash flows for the period from November 6, 2009 to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

The results of operations and cash flows of the Company are presented for the period November 6, 2009 to December 31, 2009 subsequent to the transaction described in Note 1.  As discussed in Note 2 to the financial statements, the Company has entered into significant transactions with its related parties.

PricewaterhouseCoopers LLP

Baltimore, Maryland

February 23, 2010

Constellation Energy Nuclear Group, LLC

Consolidated Statement of Income

For the period
November 6 through
December 31, 2009
(In Thousands of U.S. Dollars)

Revenues
Sales under power purchase agreements (PPA):
Constellation Energy Commodities Group, Inc. (CECG)	$122,478
EDF Trading North America, LLC	7,642
Unrelated parties	59,332
Non-PPA sales to unrelated parties	2,408
Capacity and ancillary services revenues from unrelated parties	25,698
Total revenues	217,558

Expenses
Amortization of nuclear fuel	24,068
Department of Energy waste disposal fees	4,945
Independent system operator charges	752
Compensation-related expenses	47,310
Contractual services, professional services, and staff augmentation	14,573
Administrative support services from Constellation Energy Group, Inc.	11,647
CECG power services agency agreement	2,691
Depreciation	17,160
Accretion of asset retirement obligations	11,257
Property taxes	8,447
Other expenses	13,891
Less amounts reimbursed by Long Island Power Authority	(3,788)
Total expenses	152,953

Operating Income	64,605

Other Income
Net earnings on nuclear decommissioning trust funds	5,216
Provision for income taxes on nuclear decommissioning trust fund earnings	(1,333)
Interest income	31
Total other income	3,914

Net Income	$68,519

The accompanying notes are an integral part of these consolidated financial statements.

Constellation Energy Nuclear Group, LLC

Consolidated Balance Sheet

December 31, 2009
(In Thousands of U.S. Dollars)
Assets
Current Assets
Cash and cash equivalents	$222,443
Accounts receivable from the sale of power:
Constellation Energy Commodities Group, Inc. (CECG)	69,205
EDF Trading North America, LLC	7,261
Unrelated parties	43,885
Other receivables:
UniStar Nuclear Energy, LLC	4,265
Subsidiaries of Constellation Energy Group (CEG)	535
Unrelated parties	5,845
Spare parts, materials, and supplies	137,453
Prepaid expenses and other current assets	20,637
Current portion of Ginna power purchase agreement (Note 7)	1,445
Total current assets	512,974

Investments and Other Noncurrent Assets
Nuclear decommissioning trust funds	1,244,683
Nuclear fuel - net of amortization	511,857
Ginna power purchase agreement	11,850
Deferred costs of CECG power services agency agreement	3,726
Other noncurrent assets	302
Total investments and other noncurrent assets	1,772,418

Property, Plant, and Equipment
Plant in service	3,565,734
Accumulated depreciation	(1,188,174)
Net plant in service	2,377,560
Construction work in progress	254,197
Total property, plant, and equipment	2,631,757

Total Assets	$4,917,149

The accompanying notes are an integral part of these consolidated financial statements.

Constellation Energy Nuclear Group, LLC

Consolidated Balance Sheet

December 31, 2009
(In Thousands of U.S. Dollars)
Liabilities and Members’ Equity
Current Liabilities
Accounts payable and accrued liabilities:
Unrelated parties	$166,211
CEG and subsidiaries of CEG	13,976
Current portion of postretirement and postemployment benefit obligations	5,466
Current portion of power purchase agreement with CECG	371,276
Total current liabilities	556,929

Noncurrent Liabilities
Asset retirement obligations	1,036,399
Power purchase agreement with CECG	400,854
Pension obligations	172,549
Postretirement and postemployment benefit obligations	94,122
Deferred income taxes on nuclear decommissioning trust funds	11,816
Other noncurrent liabilities	355
Total noncurrent liabilities	1,716,095

Leases, Commitments, Guarantees, and Contingencies (see Notes 9 and 10)

Members’ Equity
Members’ capital	2,987,752
Accumulated deficit	(362,392)
Accumulated other comprehensive income (loss)	18,765
Total members’ equity	2,644,125

Total Liabilities and Members’ Equity	$4,917,149

The accompanying notes are an integral part of these consolidated financial statements.

Constellation Energy Nuclear Group, LLC

Consolidated Statement of Cash Flows

For the period
November 6 through
December 31, 2009
(In Thousands of U.S. Dollars)

Cash Flows From Operating Activities
Net Income	$68,519
Adjustments to reconcile to net cash provided by operating activities:
Amortization of nuclear fuel	24,068
Depreciation	17,160
Amortization of Ginna power purchase agreement	(882)
Accretion of asset retirement obligations	11,257
Net earnings on nuclear decommissioning trust funds	(5,216)
Provision for income taxes on nuclear decommissioning trust fund earnings	1,333
Defined benefit obligation expense	6,676
Defined benefit obligation payments	(1,202)
Long-term incentive plan compensation	778
Changes in:
Accounts receivable	(76,747)
Spare parts, materials, and supplies	(3,585)
Prepaid expenses and other current assets	9,568
Deferred costs of CECG power services agency agreement	(3,726)
Accounts payable and accrued liabilities	10,290
Net cash provided by operating activities	58,291

Cash Flows From Investing Activities
Investments in property, plant, and equipment	(34,493)
Purchases of nuclear fuel	(12,760)
Investments in nuclear decommissioning trust fund securities	(30,697)
Proceeds from the sale of nuclear decommissioning trust fund securities	30,697
Net cash used in investing activities	(47,253)

Cash Flows From Financing Activities
Distributions to members	(13,515)
Net cash used in financing activities	(13,515)

Net Decrease in Cash and Cash Equivalents	(2,477)
Cash and Cash Equivalents at Beginning of Period	224,920
Cash and Cash Equivalents at End of Period	$222,443

The accompanying notes are an integral part of these consolidated financial statements.

Constellation Energy Nuclear Group, LLC

Consolidated Statement of Changes in Members’ Equity and Comprehensive Income

			Accumulated
			Other	Total
	Members’	Accumulated	Comprehensive	Members’
	Capital	Deficit	Income (Loss)	Equity
	(In Thousands of U.S. Dollars)

Balance, November 6, 2009	$2,986,974	$(417,396)	$(25,133)	$2,544,445
Comprehensive income:
Net income		68,519		68,519
Other comprehensive income (OCI):
Change in unrealized gains on nuclear decommissioning trust funds, net of taxes of $5,434			27,065	27,065
Reclassification of net losses on nuclear decommissioning trust funds from OCI to net income, net of taxes of $77			610	610
Gain arising during period on defined benefit plans			14,150	14,150
Amortization of net actuarial loss, net prior service cost, and transition obligation included in net periodic benefit cost			2,073	2,073
Total comprehensive income		68,519	43,898	112,417
Contribution for long-term incentive plan *	778			778
Distributions		(13,515)		(13,515)

Balance, December 31, 2009	$2,987,752	$(362,392)	$18,765	$2,644,125

* Represents noncash transactions with members associated with employees’ long -term incentive plan awards.

The accompanying notes are an integral part of these consolidated financial statements.

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

1.              Organization and Business

Formation and Organization of the Company

Constellation Energy Nuclear Group, LLC (“CENG” or “the Company”) is a Maryland limited liability company formed on December 15, 1999 and reorganized on November 6, 2009.  The Company’s members and their respective member interests are as follows: 49.11% by Constellation Nuclear, LLC (“CNL”), 0.90% by CE Nuclear, LLC (“CEN”), and 49.99% by EDF Inc. (“EDFI”) (formerly EDF Development, Inc.), all of which are Delaware limited liability companies.  CNL and CEN are ultimately wholly owned subsidiaries of Constellation Energy Group, Inc. (“CEG”), which, through its interests in CNL and CEN, owns 50.01% of the Company.  EDFI is a wholly owned subsidiary of E.D.F. International S.A. (“EDF International”), which is ultimately a wholly owned subsidiary of Electricité de France, SA (“EDF”).

EDFI acquired its member interest in the Company effective 10:00 AM Eastern Standard Time on November 6, 2009 (the “EDF Closing”).  Prior to this date, the Company was a wholly owned subsidiary of CEG.  The results of operations and cash flows of the Company are presented for the period November 6 through December 31, 2009 subsequent to the transaction.  The Company carried forward its historical basis of assets and liabilities as a result of this transaction.

The operation of the Company is subject to various agreements among the members, including the Second Amended and Restated Operating Agreement dated November 6, 2009 (the “Operating Agreement”).  These agreements include provisions which describe, among other matters, the formation and termination of the Company, the rights and responsibilities of the members, the operating activities of the Company, the governance of the Company, capital contributions by the members, and profit distributions to the members.  The agreements contain mechanisms for the members to contribute additional capital or make loan advances to the Company if needed.

The Company is governed by a board of ten directors, five of which are appointed by CNL and five by EDFI.  In addition, the consents of both CNL and EDFI are required before the Company may take certain significant actions, including materially changing the scope of the Company’s businesses, issuing credit support outside the ordinary course of business, incurring certain types of indebtedness, and entering into agreements of significant size or duration.  In general, the Company is jointly controlled by CEG and EDFI, except for matters related to nuclear safety, security and reliability, certain regulatory and environmental compliance issues, and senior executive officer appointments for which CEG has a casting or controlling vote.  No member is obligated individually for any debt, obligation, or liability of the Company solely by reason of being a member of the Company.  Only obligations of the Company that are assumed by a member in a separate written agreement can become liabilities of a member.  In the event the Company were to be liquidated, the remaining equity of the Company would be divided among the members according to each member’s ownership interest.

Nature of the Business

The Company owns and operates three nuclear power plants having a total capacity of 4,044 megawatts (“MW”) as set forth below.  The 18% of Nine Mile Point Unit 2 (NMP2) not owned by the Company is owned by the Long Island Power Authority (“LIPA”), an unrelated party, which reimburses the Company for its 18% share of the operating and construction costs of that unit.  The Company and LIPA are each responsible for providing their own financing for NMP2.

Plant	Location	Region	Total MW	% Owned By the Company	MW Owned By the Company	Expiration Of NRC License	Most Recent Refueling Outage
Calvert Cliffs Unit 1	Calvert County, MD	PJM	855	100%	855	2034	03/2008
Calvert Cliffs Unit 2	Calvert County, MD	PJM	850	100%	850	2036	03/2009
Ginna	Ontario, NY	NYISO	581	100%	581	2029	10/2009
Nine Mile Point Unit 1	Scriba, NY	NYISO	620	100%	620	2029	04/2009
Nine Mile Point Unit 2	Scriba, NY	NYISO	1,138	82%	933	2046	04/2008
			4,044		3,839

The Calvert Cliffs and Nine Mile Point units are on 24-month refueling outage schedules, and the Ginna plant is on an 18-month refueling outage schedule.

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

The Company is making investments in Nine Mile Point Unit 2 which are expected to increase the capacity of that unit by 105 MW from 1,138 MW to 1,243 MW effective approximately June of 2012.  In January 2010, the Company and LIPA entered into an agreement under which LIPA will participate in 18% of this capacity increase consistent with their existing ownership interest.  The costs incurred through December 31, 2009 which were attributable to LIPA’s share of the increased capacity were approximately $16.3 million, and LIPA reimbursed the Company for this amount in January 2010.  As a result, the Company’s and LIPA’s ownership interests in Nine Mile Point Unit 2 continue to be 82% and 18%, respectively.

2.              Related-Party Transactions

In the normal course of business, the Company conducts transactions with certain related parties under the following agreements.

Power Purchase Agreements

As discussed in Note 7, the power generated by the Company’s plants is sold through various Power Purchase Agreements (“PPAs”) to Constellation Energy Commodities Group (“CECG”), a wholly owned subsidiary of CEG; EDF Trading North America, LLC (“EDFTNA”), which is ultimately a wholly owned subsidiary of EDF; and unrelated parties.

Administrative Services Agreement

The Company purchases various administrative services from CEG pursuant to a fixed-price contract and a consumption-based contract.  The fixed-price contract covers most services at an annual cost of $66 million, and the consumption-based contract covers primarily information technology services.  Both contracts expire on December 31, 2010, after which they are to be replaced by a new administrative services agreement that will incorporate a direct-charging mechanism.

Power Services Agency Agreement

The Company purchases certain scheduling, asset management, and billing services from CECG under a power services agency agreement that expires December 31, 2014 (the “Power Services Agency Agreement”).  The cost of the Power Services Agency Agreement is charged to expense at the annual rate of approximately $16.1 million.  Cumulative scheduled payments under the Power Services Agency Agreement in excess of the expensed amounts are recorded in the Consolidated Balance Sheet as a deferred cost.  Payments required for each year of the Power Services Agency Agreement and the related deferred costs at the respective year ends are as follows:

		Year-End Deferred Cost Balance
Year	Payments	Total	Current Portion
		(In Thousands)
November 6 through December 31, 2009	$6,417	$3,726	$—
2010	42,100	29,681	2,545
2011	13,600	27,135	7,645
2012	8,500	19,490	7,645
2013	8,500	11,845	11,845
2014	4,300	—	—
Total	$83,417

Pension Plan

As discussed in Note 8, pending a final ERISA 4044 evaluation, the assets of one of the Company’s pension plans are co-managed with the assets of CEG’s pension plan as of December 31, 2009.

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

Contractual Services Agreements

EDF has seconded certain of its employees to the Company, and the Company has an agreement to reimburse EDF for the costs of these employees.  During the period November 6 through December 31, 2009, the Company incurred costs of $84,000 under this agreement.  The costs are recorded in “Contractual services, professional services, and staff augmentation” expense.

UniStar Nuclear Energy, LLC (“UNE”) is a 50/50 joint venture between subsidiaries of CEG and EDF.  The Company has assigned certain of its employees, and provides technical, managerial, and administrative services, to UNE through a cost-reimbursement project billing arrangement.  For the period November 6 through December 31, 2009, reimbursable costs were approximately $3.5 million.

Contingent Receipts

As discussed in Note 10, CEG is entitled to any funds received from the U.S. Department of Energy (“DOE”) that reimburse costs expended prior to the EDF Closing for the storage of spent nuclear fuel at the Company’s nuclear sites.

Parental Guarantees

CEG and EDF have issued or are otherwise responsible for the following guarantees, financial assurances, and letters of credit on behalf of the Company or its operating subsidiaries with respect to various Company or subsidiary obligations in the combined aggregate amount of approximately $980.3 million.  CEG and EDF share in these obligations in proportion to their respective member interests.

•                  $587.5 million in guarantees for the payment of contingent retrospective premium adjustments for the nuclear liability insurance discussed in Note 10;

•                  $93.5 million in guarantees for the payment of contingent retrospective premium adjustments for the nuclear property and decontamination liability insurance discussed in Note 10;

•                  $290.0 million in combined support agreement obligations to meet U.S. Nuclear Regulatory Commission (“NRC”) requirements;

•                  $7.2 million in guarantees associated with hazardous waste management facilities, underground storage tanks, and operating within the PJM region; and

•                  $2.1 million in irrevocable standby letters of credit for workers compensation insurance deductibles.

3.              Significant Accounting Policies

Significant accounting policies pertaining to matters discussed in other notes are disclosed in those notes.  The following are significant accounting policies not discussed elsewhere.

Basis of Presentation

These consolidated financial statements are presented in United States dollars in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and all entities controlled by the Company.  All material intercompany balances and transactions have been eliminated.

Management evaluated for inclusion in these financial statements events and transactions that occurred after December 31, 2009 through February 26, 2010, the date these financial statements were issued.

Use of Estimates

When preparing financial statements in accordance with GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ materially from those estimates.

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

Derivatives

The Company does not have any contracts that meet the definition of a derivative, other than certain PPAs qualifying for the normal purchases and normal sales exception under GAAP which are therefore accounted for on the accrual basis and not reported at fair value.

Fair Value

We determine the fair value of our assets and liabilities using unadjusted quoted prices in active markets (Level 1) or pricing inputs that are observable (Level 2) whenever that information is available. We use unobservable inputs (Level 3) to estimate fair value only when relevant observable inputs are not available.

We classify assets and liabilities within the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement of each individual asset and liability taken as a whole. We determine fair value measurements classified as Level 1 or Level 2 by multiplying the pricing input by the quantity. We primarily determine fair value measurements classified as Level 3 using the income valuation approach, which involves discounting estimated cash flows using assumptions that market participants would use in pricing the asset or liability.

Income Taxes

The Company’s qualified nuclear decommissioning trust funds are subject to federal income taxes as separate taxable entities, and a provision for those taxes is made in these financial statements.  No additional provision for income taxes is made in these financial statements because the Company is considered a partnership for income tax purposes and, accordingly, the members are responsible for the income tax consequences of their respective shares of the Company’s income, loss, deductions, and credits.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less, other than those held in and reported as “Nuclear decommissioning trust funds.”  Cash and cash equivalents are reported in the Consolidated Balance Sheet at fair value in the Level 1 hierarchy.

Accounts Receivable

Accounts receivable are stated net of any allowance for uncollectibles.  At December 31, 2009, the allowance for uncollectibles was not material.

Spare Parts, Materials, and Supplies

Spare parts, materials, and supplies (other than capital spares and rotatable spares, which are included in property, plant, and equipment) are stated at the lower of average cost or market.

Nuclear Fuel

As discussed in Note 9, the Company has long-term contracts for the purchase, conversion, and enrichment of nuclear fuel, the fabrication of fuel rod assemblies, and the procurement of canisters for the storage of spent nuclear fuel.  Costs incurred under these contracts are recorded in the Consolidated Balance Sheet as “Nuclear fuel — net of amortization.”  These contracts do not meet the definition of a derivative or a lease, and the Company accounts for them on the accrual basis.  The nuclear fuel and canister costs are amortized based on the energy produced over the life of the fuel in the reactor, and the amortization expense is reported in the Consolidated Statement of Income as “Amortization of nuclear fuel.”  In addition, fees paid to the DOE for the disposal of spent nuclear fuel are recorded to expense as incurred.

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

4.              Property, Plant, and Equipment

Original Cost

Property, plant, and equipment (“PP&E”) is recorded at its original cost, net of accumulated depreciation.  Original cost includes the material, labor, and contractor costs directly associated with the acquisition or construction of the PP&E.  In addition, as discussed in Note 6, the cost of PP&E includes the associated asset retirement costs.  Executive and general management costs are charged to expense, not to PP&E.  The costs of capital projects are accumulated in the Consolidated Balance Sheet as “Construction work in progress” until the assets are placed in service.

The smallest item recorded as PP&E is a retirement unit.  When a retirement unit is replaced, and in certain circumstances when a retirement unit is refurbished, the cost of the replacement or refurbishment is capitalized.  When only part of a retirement unit is replaced or when maintenance (including planned major maintenance) is performed, the cost is charged to expense in the Consolidated Statement of Income.

Certain significant spare parts, defined as Capital Spares or Rotatable Spares, are recorded in “Plant in service” rather than in “Spare parts, materials, and supplies” and are depreciated and otherwise accounted for consistent with other “Plant in service.”

Depreciation Expense and Useful Life

Plant buildings and equipment are depreciated using the group straight-line method.  Depreciation groups consist of retirement units that are similar in nature and that have approximately the same useful lives.  Assets are depreciated through the shorter of their useful lives or the license expiration date of the plant with which the asset is associated.  Periodically, depreciation studies are conducted to update the useful lives of the various depreciation groups.  PP&E other than plant buildings and equipment is generally depreciated on a straight-line basis.  Plant buildings and equipment comprise more than 95% of the carrying value of the Company’s PP&E, with computer software, office equipment and furniture, and transportation equipment comprising the remainder of the PP&E.  The weighted average annual depreciation rate applied to the gross cost of PP&E at December 31, 2009 was 3.1%.

Retirements

For routine retirements of PP&E depreciated under the group depreciation method, the cost of the asset being retired is removed from both “Plant in service” and “Accumulated depreciation” in the Consolidated Balance Sheet.  No gain or loss is recorded for routine retirements because the depreciation rates under the group method contemplate a statistical dispersion of routine retirement activity.  For extraordinary retirements not contemplated in the periodic depreciation studies, and for the retirement of other PP&E not depreciated under the group method of depreciation, any disposition gain or loss is recorded in the Consolidated Statement of Income.  The cost of removing assets from service is charged to expense as incurred.

Impairment Evaluations

The Company periodically evaluates whether events have occurred or conditions have changed that would indicate a further evaluation is warranted to determine whether its PP&E may be impaired.  This evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities.  The PP&E asset groups evaluated for impairment are 1) Calvert Cliffs, 2) Nine Mile Point, 3) Ginna, and 4) the entire Company including headquarters and non-plant PP&E.  The PP&E asset groups consist of the plant-specific PP&E, nuclear fuel, and PPA assets and liabilities.  An impairment would be indicated if the undiscounted estimated future cash flows are less than the carrying amount of the asset group, in which case the carrying values of the assets and liabilities comprising the impaired PP&E asset group would be adjusted to their fair values, and a corresponding charge would be made in the Consolidated Statement of Income.  For the period November 6 through December 31, 2009, none of the Company’s PP&E asset groups were impaired.

Nine Mile Point Unit 2

Presented in the Consolidated Balance Sheet for the Company’s 82% interest in Nine Mile Point Unit 2 is $410.7 million of plant in service, $92.3 million of accumulated depreciation and $100.6 million of construction work in progress

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

5.     Nuclear Decommissioning Trust Funds

As discussed in Note 6, the Company is obligated to decommission its plants after they cease operation in accordance with NRC regulations and relevant state requirements.  In accordance with NRC regulations, the Company maintains external trust funds to fund the costs expected to be incurred to decommission its plants.  The nuclear decommissioning trust funds and the investment earnings thereon are restricted to meeting the costs of decommissioning the plants in accordance with NRC regulations and relevant state requirements.  Investments by nuclear decommissioning trust funds are guided by the “prudent man” investment principle, and the trusts are prohibited from investing directly in CEG, EDF, their affiliates, or any entity owning a nuclear power plant in the United States.

It is expected that decommissioning activities will be undertaken through early in the 2080 decade.  If the actual return on trust fund assets were to be lower than expected, or if the costs or timing of decommissioning activities were to change, the Company could have to provide additional funding, which could have a material adverse effect on the Company’s liquidity and financial results.  Any shortfall in funding would have to be satisfied by the Company, and any excess would become available for general corporate use or settlement of any non-radiological decommissioning obligations only after all NRC decommissioning obligations are met.

Every two years, the NRC requires U.S. nuclear power generation companies to report the status of the funds and provide reasonable assurance that funds will be available to decommission their sites.  The NRC has accepted the Company’s 2009 filings as providing reasonable financial assurance, and the Company’s next NRC submittal is scheduled to be filed by March 2011.

The trust fund investments are classified as available-for-sale securities and are reported at fair value in the Consolidated Balance Sheet as “Nuclear decommissioning trust funds.”  The trust fund balances were as follows at December 31, 2009:

	December 31, 2009
	Adjusted Cost	Pre-Tax Unrealized Gains Recorded in Accumulated Other Comprehensive Income	Fair Value
	(In Thousands)
Calvert Cliffs	$335,316	$120,791	$456,107
Nine Mile Point	445,839	103,899	549,738
Ginna	179,737	59,101	238,838
Total	$960,892	$283,791	$1,244,683

No contributions or distributions were made to or from any of the trust funds during the period November 6, 2009 through December 31, 2009.

Interest and dividend income net of trust expenses on the trust funds for the period November 6 through December 31, 2009 was $5.9 million.  Gross realized gains and gross realized losses were as follows, with cost determined on a tax-lot basis:

Amount
(In Thousands)
Gross realized gains	$2,482
Gross realized losses	(3,169)
Net realized losses	$(687)

The nuclear decommissioning trust fund assets are subject to impairment evaluations.  If the market value of a security falls below the security’s carrying value, the carrying value is reduced to market value, and a corresponding charge is recorded in the Consolidated Statement of Income within “Net earnings on nuclear decommissioning trust funds.”  Impairment charges recorded during the period November 6 through December 31, 2009 were approximately $1.4 million and are included in gross realized losses in the table above.  In addition, temporary changes in the fair value of the non-impaired trust fund assets are recorded as “Other comprehensive income.”

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

As discussed in Note 3, GAAP provides a hierarchy for measuring fair value for assets recorded at fair value.  The following table sets forth, by level within the fair value hierarchy, the fair value of the investments in the nuclear decommissioning trust funds at December 31, 2009:

	Level 1	Level 2	Level 3	Total Fair Value at December 31, 2009
		(In Thousands)
Marketable equity securities	$344,939	$—	$—	$344,939
Mutual funds / common collective trusts	5,472	586,199	—	591,671
Corporate debt securities	—	170,195	—	170,195
U.S. government agencies	—	43,249	—	43,249
U.S. treasuries	22,645	—	—	22,645
State municipal bonds	—	54,408	—	54,408
Cash equivalents	—	17,576	—	17,576
Total	$373,056	$871,627	$—	$1,244,683

The investments in corporate debt securities, U.S. government agencies, U.S. treasuries, and state municipal bonds mature on the following schedule:

At December 31, 2009
(In Thousands)
Less than 1 year	$9,843
1-5 years	95,352
5-10 years	82,456
More than 10 years	102,846
Total maturities of debt securities	$290,497

6.              Asset Retirement Obligations

The Company incurs legal obligations, known as asset retirement obligations (“AROs”), arising from the requirement to decommission and decontaminate its nuclear generating facilities in connection with their future retirement.  These AROs are measured by estimating their present values based upon management’s judgment of the probability, amount, and timing of decommissioning payments and the appropriate interest rates to discount these future cash flows to present value.

The ARO measurements are determined utilizing site-specific decommissioning cost estimates which are updated periodically.  The Company believes these estimates continue to be reasonable as of December 31, 2009.  However, given the magnitude of the amounts involved, the complicated and ever-changing technical and regulatory requirements, and the long time horizons involved, the actual obligation could vary from the assumptions used in management’s estimates, and the impact of such variations could be material.

When an ARO liability is recorded, a corresponding increase to the related long-lived asset is also recorded.  When changes in the assumptions used to calculate the fair value of existing AROs result in a material change to the existing carrying value, the carrying values of both the ARO liability and the related long-lived asset are adjusted.

Since the fair value of the ARO is determined using a present value approach, accretion of the liability due to the passage of time is recognized in the Consolidated Statement of Income as “Accretion of asset retirement obligations” until the settlement of the liability.  When the liability is finally settled, a gain or loss will be recorded for any difference between the recorded liability and the actual costs incurred.

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

The following is a summary of the Company’s ARO liabilities:

Plant	December 31, 2009
(In Thousands)
Calvert Cliffs	$359,197
Nine Mile Point	396,929
Ginna	280,273
Total	$1,036,399

The change in the ARO liability for the period November 6 through December 31, 2009 was as follows:

ARO Rollforward	Amount
(In Thousands)
Liability at November 6, 2009	$1,025,142
Accretion expense	11,257
Liability at December 31, 2009	$1,036,399

7.              Power Purchase Agreements and Revenue Sharing Agreements

Power Purchase Agreements

The Company earns revenue primarily from the sale of power from its plants under its PPAs.  Energy, capacity, and ancillary services not sold under PPAs are sold to independent system operators (“ISOs”) at day-ahead market prices.  The PPAs either do not meet the definition of a derivative or qualify for derivative accounting’s normal purchases and normal sales exception under GAAP.  As a result, revenue is recorded on the accrual method in the period when the Company physically delivers electricity.

The Company has a fixed-price unit-contingent PPA expiring in June 2014 with the former owner of the Ginna plant for approximately 90% of the available energy output from the Ginna plant.  The Ginna PPA was executed in November 2003 at prices other than market, and it became effective upon the closing of the acquisition of Ginna in June 2004.  Accordingly, the Ginna PPA was recorded in the Consolidated Balance Sheet at fair value at the time of execution, and the existing above-market value is being amortized against revenue over the remaining term of the contract.

The Company has four fixed-price unit-contingent PPAs expiring in November 2011 with the former owners of Nine Mile Point Unit 2 (NMP2) for a total of 90% of the Company’s 82% share of the available energy from NMP2.  Because these PPAs were at market value when they became effective in November 2001, the Company did not record a PPA asset or liability in the Consolidated Balance Sheet.

On November 6, 2009, the Company entered into five PPAs with CECG and five PPAs with EDFTNA for substantially all of the energy available from its plants after fulfilling its obligations under the Ginna PPA and NMP2 PPAs.  These CECG and EDFTNA PPAs expire in December 2014 and require the physical delivery of power, except during planned outages.  In the event of an unplanned outage, the Company is required to purchase power in the open market to meet its obligations under the PPAs.  Under these PPAs, the Company has the ability to fix the price of a portion of the available energy, with any remaining power sold in the spot market at day-ahead prices, and the Company has fixed the price for certain portions of future available energy.  The split of available energy between CECG and EDFTNA after the Company fulfills its obligations under the Ginna PPA and the NMP2 PPAs is as set forth below:

PPAs Energy Split	2010	2011	2012-2014
CECG PPAs	90%	87.5%	85%
EDFTNA PPAs	10%	12.5%	15%
Total available	100%	100%	100%

The CECG PPAs were structured at below-market prices at inception for 2010 and 2011.  The fair values of the PPAs were determined using Level 2 inputs and totaled approximately $772.1 million.  The Company recorded this amount in

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

the Consolidated Balance Sheet as “Power purchase agreement with CECG” and will amortize it into revenue over the two-year period beginning January 1, 2010 based on the terms of the contracts.

The table below presents the estimated favorable (unfavorable) non-cash effect on revenues of the amortization of the CECG PPA liabilities and the Ginna PPA asset:

Year Ended December 31,	2010	2011	2012	2013	2014	Total
	(In Thousands)
CECG PPA liability amortization	$371,276	$400,854	$—	$—	$—	$772,130
Ginna PPA asset amortization	(1,445)	(2,152)	(3,205)	(3,881)	(2,611)	(13,294)
Net PPA amortization	$369,831	$398,702	$(3,205)	$(3,881)	$(2,611)	$758,836

Revenue Sharing Agreements

In connection with the purchase of Nine Mile Point Unit 2, the Company entered into 10-year unit-contingent revenue sharing agreements (“RSAs”) with the former owners of that unit (the “Former NMP2 Owners”).  The RSAs, which apply only to the 82% of the unit owned by the Company, will become effective upon the expiration of the NMP2 PPAs and will expire in November 2021.  Under the RSAs, the Company is required to pay to the Former NMP2 Owners 80% of the positive spread, if any, between the actual revenues per MWh earned by NMP2 and the RSA floor price per MWh for the period.  The floor price starts at $40.75/MWh in RSA contract year 1 (December 2011 — November 2012) and increases two percent annually over the 10-year term.  The Company will record any amounts earned by the Former NMP2 Owners under the RSAs as expense in the periods incurred.

8.     Employee Benefit Plans

The Company sponsors several defined-benefit pension, postretirement, and other postemployment benefit plans, as well as contributory employee savings plans (the “plans”).  Prior to the EDF Closing, CENG employees other than Nine Mile Point employees had participated in CEG’s defined benefit plans.  Effective November 6, 2009, CEG transferred the defined benefit obligations for these plans, at historical cost, to the Company.  Employees of the Nine Mile Point plant are covered by one set of plans (the “CENG-NMP Plans”), and the rest of the Company’s employees (Calvert Cliffs, Ginna, and the headquarters staff) are covered by another set of plans (the “CENG Plans”).  At December 31, 2009, these plans include only qualified plans in which most employees are eligible to participate.  Each of the plans is described below, and the benefits under the defined-benefit plans are calculated generally based on age, years of service, and pay.  For each plan, the measurement date is December 31, 2009.

Pension Benefits

The Company maintains one pension plan for its Nine Mile Point employees (the “CENG-NMP Pension Plan”) and another pension plan for the rest of the Company’s employees (the “CENG Pension Plan”).  On November 6, 2009, the assets of the CENG Pension Plan were segregated to a master trust sub-account within CEG’s pension plan master trust based on an initial calculation under section 4044 of ERISA.  The assets are expected to be transferred to CENG’s separate master trust following the final ERISA 4044 evaluation, approval by CENG and its members, and the formation of the Company’s investment committee.  At that time, the assets of both of the Company’s pension plans will be managed separately from those of CEG.  Until then, they will be co-managed with the assets of CEG’s pension plan.  The design of the CENG Plans is identical to the design of the CEG plans with no changes in benefit formulas or plan amendments during the period November 6 through December 31, 2009.

At December 31, 2009, both pension plans are qualified plans under IRS regulations.  The Company funds the qualified plans by contributing at least the minimum amount required under IRS regulations.  The amount of funding is calculated using the projected unit credit cost method.  During 2010, the Company expects to contribute approximately $14.0 million and $34.3 million to the CENG-NMP Pension Plan and the CENG Pension Plan, respectively.

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

Postretirement and Other Postemployment Benefits

The following table summarizes the defined postretirement and other postemployment benefit obligations in the Consolidated Balance Sheet:

December 31, 2009
(In Thousands)
Postretirement benefits	$91,478
Postemployment benefits	8,110
Total postretirement and other postemployment benefit obligations	99,588
Less amount recorded in current liabilities	(5,466)
Total noncurrent postretirement and other postemployment benefit obligations	$94,122

Postretirement Benefits

The Company sponsors defined-benefit postretirement health care and life insurance plans that cover the majority of its employees.  Generally, the benefits under these plans are calculated based on age, years of service, and pension benefit levels or final base pay.  The Company does not fund these plans.  Almost all of the retirees make contributions to cover a portion of the medical plan costs, but retirees do not make contributions to cover the costs of the life insurance plan.  The Company’s contributions for retiree medical coverage for future retirees who were under the age of 55 on January 1, 2002 are capped at the 2002 level except for Nine Mile Point retirees.  Company medical contributions for Nine Mile Point retirees are capped at 2009 levels, and union employees hired after the end of the last contract in 2006 are not eligible for retiree medical benefits.

Other Postemployment Benefits

The Company provides the following postemployment benefits:

•                  health and life insurance benefits to eligible employees determined to be disabled under the Disability Insurance Plan, and

•                  income replacement payments for Nine Mile Point union-represented employees determined to be disabled.

The Company recognized expense associated with its other postemployment benefits of $48,000 for the period November 6 through December 31, 2009.

The assumed discount rate for other postemployment benefits was 4.75% at December 31, 2009.

Employee Savings Plan Benefits

The Company sponsors defined-contribution employee savings plans that are offered to all eligible employees.  The plans are qualified 401(k) plans under the Internal Revenue Code.  The Company makes matching contributions in cash to participant accounts under these plans; these matching contributions totaled approximately $1.0 million for the period November 6 through December 31, 2009.

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

Liability Adjustments for Pension Plans

The pension obligations for the Company’s qualified pension plans were greater than the fair value of its pension plan assets as follows:

At December 31, 2009	CENG-NMP Plan	CENG Plan	Total
	(In Thousands)
Accumulated benefit obligation	$157,653	$207,308	$364,961
Fair value of assets	109,888	128,760	238,648
Unfunded obligation	$47,765	$78,548	$126,313

The Company is required to reflect the funded status of its pension plans in terms of the projected benefit obligation (“PBO”), which is higher than the accumulated benefit obligation (“ABO”) because the PBO includes the impact of expected future compensation increases on the pension obligation.

At December 31, 2009	CENG-NMP Plan	CENG Plan	Total
	(In Thousands)
Projected benefit obligation	$167,074	$244,123	$411,197
Fair value of assets	109,888	128,760	238,648
Unfunded obligation	$57,186	$115,363	$172,549

Changes in Projected Benefit Obligations and Assets of the Pension and Postretirement Plans

The following tables show the changes in the projected benefit obligations and plan assets of the pension and postretirement benefit plans.

	For the Period November 6 Through December 31, 2009
	Pension Benefits	Postretirement Benefits
	(In Thousands)
Change in Projected Benefit Obligations:
Benefit obligation at November 6, 2009	$410,465	$98,596
Service cost	2,751	795
Interest cost	3,507	847
Contributions by participants	—	206
Medicare reimbursement	—	30
Actuarial gain	(3,662)	(7,788)
Benefits paid, including both annuity payments and lump-sum distributions	(1,864)	(1,208)
Benefit obligation at December 31, 2009	411,197	91,478

Change in Plan Assets:
Fair value of plan assets at November 6, 2009	234,367	—
Actual return on plan assets	6,145	—
Employer contribution	—	972
Plan participants’ contributions	—	206
Medicare Part D reimbursement	—	30
Benefits paid, including both annuity payments and lump-sum distributions	(1,864)	(1,208)
Fair value of plan assets at December 31, 2009	238,648	—

Liability at December 31, 2009	$172,549	$91,478

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

Net Periodic Benefit Cost and Amounts Recognized in Other Comprehensive Income

The following table shows the components of net periodic benefits cost combined for the CENG-NMP Pension Plan and the CENG Pension Plan:

	For the period November 6 through December 31, 2009
Components of Net Periodic Benefit Cost	Pension Benefits	Postretirement Benefits
	(In Thousands)
Service cost	$2,751	$795
Interest cost	3,507	847
Expected return on plan assets	(3,445)	—
Amortization of unrecognized prior service cost	171	(148)
Recognized net actuarial loss	1,781	259
Transition obligation	—	9
Amount capitalized as construction cost	(176)	(54)
Net periodic benefit cost	$4,589	$1,708

The following is a summary of the pension and postretirement amounts combined for the CENG-NMP Plans and the CENG Plans that the Company has recorded in “Accumulated other comprehensive income” (“AOCI”) and the expected amortization of those amounts over the next year:

	December 31,	Expected Amortization
AOCI Pension Benefits	2009	2010
	(In Thousands)
Actuarial loss	$199,390	$10,840
Prior service cost	4,005	862
Total	$203,395	$11,702

	December 31,	Expected Amortization
AOCI Postretirement Benefits	2009	2010
	(In Thousands)
Actuarial loss	$18,042	$1,100
Prior service cost	(5,227)	(965)
Transition obligation	178	59
Total	$12,993	$194

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

Expected Cash Benefit Payments

The pension and postretirement benefits the Company expects to pay in each of the next five years and in the aggregate for the subsequent five years for both plans are shown below.  These estimated benefits are based on the same assumptions used to measure the benefit obligations at December 31, 2009, but include benefits attributable to estimated future employee service.

		Postretirement Benefits
		Before	Medicare	After
		Medicare	Part D	Medicare
Year(s)	Pension Benefits	Part D	Subsidy	Part D
	(In Thousands)
2010	$27,083	$4,511	$(68)	$4,443
2011	26,120	5,025	(93)	4,932
2012	29,823	5,405	(135)	5,270
2013	34,848	6,040	(177)	5,863
2014	41,221	6,680	(214)	6,466
2015-2019	232,129	40,887	(1,515)	39,372

Assumptions for Pension and Postretirement Benefit Obligations and Periodic Cost

The Company made the following assumptions in calculating its pension and postretirement obligations and periodic costs at December 31, 2009 based upon the investment strategy, asset mix target, and expected returns for each asset class in CEG’s pension plan, since the Company’s pension plans are currently managed by CEG’s Investment Committee:

	December 31, 2009
	Pension Benefits	Postretirement Benefits	Assumption Impacts Calculation of
Discount rate	6.00%	6.50%	Benefit obligation and periodic cost

Expected return on plan assets	8.50%	N/A	Periodic cost

Rate of compensation increase for CENG-NMP Plan and CENG Plan, respectively	3.55%/4.00%	3.55%/4.00%	Benefit obligation and periodic cost

The discount rate is based on an analysis of high quality corporate bonds whose maturities match the Company’s expected benefit payments.  The 8.50% overall expected long-term rate of return on plan assets reflects the Company’s long-term investment strategy in terms of asset mix targets and expected returns for each asset class for this period.

The Company assumed health care inflation rates of 8.00% and 7.50% for 2010 and 2011, respectively, with an ultimate trend rate of 5.00% to be reached in 2016.

A one-percent increase in the health care inflation rate from the assumed rates would increase the accumulated postretirement benefit obligation by approximately $3.5 million at December 31, 2009 and would increase the combined service and interest costs of the postretirement benefit cost by approximately $99,000 annually.

A one-percent decrease in the health care inflation rate from the assumed rates would decrease the accumulated postretirement benefit obligation by approximately $2.8 million at December 31, 2009 and would decrease the combined service and interest costs of the postretirement benefit cost by approximately $78,000 annually.

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

Qualified Pension Plan Assets

Investment Strategy

The Company invests its qualified pension plan assets using the following investment objectives:

•                  ensure availability of funds for payment of plan benefits as they become due,

•                  provide for a reasonable amount of long-term growth of capital without excessive volatility,

•                  produce investment results that meet or exceed the assumed long-term rate of return, and

•                  improve the funded status of the plan over time.

The Company will establish its own Investment Committee which will be responsible for oversight over both the plans and the adoption of an investment strategy to achieve these investment objectives.  Currently, CEG’s Investment Committee holds these responsibilities.

Asset Allocation

The asset allocation shown below is based on the results of a 2009 asset-liability study prior to November 6, 2009.  This asset allocation policy is long-term oriented and consistent with the funding status of the plans.

The Company’s target asset allocations as well as the actual 2009 allocations for CEG’s qualified pension plans were as follows:

	Target	Actual
At December 31, 2009	Allocation	Allocation
Global equity securities	48%	57%
Fixed income securities	30	27
Alternative investments	15	7
High-yield bonds	7	7
Cash and cash equivalents	—	2
Total	100%	100%

Following the establishment of the Company’s Investment Committee, the investment strategy, assumed long-term returns, and the above target asset allocation will be reassessed and the pension plan portfolio will be rebalanced accordingly.  Thereafter, the portfolio will be rebalanced whenever the actual allocations fall outside of the target ranges.  For the long-term, the Company will rebalance to de-risk the portfolio as the funded status improves.

The Company determines expected return on plan assets using a market-related value of plan assets that recognizes asset gains and losses ratably over a five-year period.

Fair Value of Pension Plan Assets

The following table sets forth, by level within the fair value hierarchy discussed in Note 3, the combined investments in the Pension Plans’ master trust at fair value at December 31, 2009 for the CENG-NMP Pension Plan and CENG Pension Plan:

	Level 1	Level 2	Level 3	Total Fair Value at December 31, 2009
	(In Thousands)
Global equity securities	$48,586	$86,372	$—	$134,958
Fixed income securities	—	65,224	—	65,224
Alternative investments	—	—	16,785	16,785
High yield bonds	125	17,067	—	17,192
Cash equivalents	—	4,489	—	4,489
Total	$48,711	$173,152	$16,785	$238,648

The above distribution by type of investment and fair value classification is based upon CENG’s 18.4% share of the total market value of the master trust.

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

The following table sets forth a summary of changes in the fair value of the Level 3 assets for the period November 6 through December 31, 2009:

For the Period November 6 Through December 31, 2009
(In Thousands)
Balance at beginning of period	$16,126
Realized gains	162
Unrealized gains	490
Assets sold during the year	(431)
Purchases, sales and settlements	98
Transfers into and out of Level 3	340
Balance at end of period	$16,785

9.              Leases, Commitments, and Guarantees

Leases

The Company is the lessee under certain facilities and equipment lease agreements which expire on various dates and have various renewal options.  All leases are classified as operating leases.  The Company included approximately $536,000 of expense related to its operating leases in the Consolidated Statement of Income for the period November 6 through December 31, 2009.

Commitments

The Company has made substantial commitments in connection with the operation of its plants relating to the procurement of nuclear fuel, long-term service agreements, capital for construction programs, and other purchases.

Nuclear Fuel

The Company has long-term contracts for the purchase, conversion, and enrichment of nuclear fuel, and the fabrication of fuel rod assemblies.  These commitments provide for quantities to substantially meet the Company’s expected requirements for the next several years.  These contracts expire between 2010 and 2028.  The nuclear fuel markets are competitive and prices can be volatile, but management does not anticipate problems in meeting the Company’s future supply requirements.

Other Long-Term Agreements

The Company has multi-year commitments in connection with various construction projects, the procurement of canisters for the disposal of spent nuclear fuel, other long-term service agreements, and other purchase commitments for its plants.

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

At December 31, 2009, management estimates that the Company’s future obligations on existing commitments will be as set forth below:

	2010	2011	2012	2013	2014	Thereafter	Total
	(In Thousands)
Operating leases	$3,237	$1,210	$1,228	$1,045	$539	$180	$7,439

Nuclear fuel contracts	195,070	223,034	190,546	219,860	121,100	1,791,835	2,741,445

Power services agency agreement with CECG (see Note 2)	42,100	13,600	8,500	8,500	4,300	—	77,000

Administrative services agreements with CEG (see Note 2)	66,000	—	—	—	—	—	66,000

Long-term service contracts, capital projects, nuclear fuel canisters, etc.	60,289	56,771	20,409	7,427	10,187	8,505	163,588

Total future obligations	$366,696	$294,615	$220,683	$236,832	$136,126	$1,800,520	$3,055,472

Guarantees

The Company’s guarantees do not represent incremental obligations.  Instead, they represent parental guarantees of the obligations of its consolidated operating subsidiaries.  At December 31, 2009, the Company guaranteed the following on behalf of its consolidated operating subsidiaries:

•                  a total of $681 million for the contingent payment obligation of the nuclear liability insurance retrospective premiums discussed in Note 10,

•                  the remaining $77 million of the payment obligations under the Power Services Agency Agreement with CECG discussed in Note 2, and

•                  the payment obligations resulting from non-performance under the power purchase agreements with CECG and EDFTNA discussed in Note 7.

10.       Contingencies

Storage of Spent Nuclear Fuel

The Nuclear Waste Policy Act of 1982 (“NWPA”) required the federal government, through the DOE, to develop a repository for the disposal of spent nuclear fuel and high-level radioactive waste.  Although the NWPA and the Company’s contracts with the DOE required the DOE to begin taking possession of spent nuclear fuel no later than January 31, 1998, the DOE has stated that it may not meet that obligation until 2020 at the earliest.  This delay has required that the Company undertake additional actions and incur costs to provide on-site dry fuel storage at all three of its nuclear sites.  The Company has installed additional capacity at its independent spent fuel storage installation (“ISFSI”) at Calvert Cliffs, and it is constructing ISFSIs to be placed in service at Ginna in 2010 and Nine Mile Point in 2012.

In January 2004, each of the Company’s plant subsidiaries filed complaints against the federal government in the U.S. Court of Federal Claims seeking to recover damages caused by the DOE’s failure to meet its contractual obligation to begin disposing of spent nuclear fuel by January 31, 1998.  The cases are currently stayed, pending litigation in other related cases.  Any funds received from the DOE that represent the reimbursement of costs incurred prior to the EDF

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

Closing shall belong to CEG, and any funds representing the reimbursement of costs incurred after the EDF Closing shall belong to CENG.

In connection with the purchases of the Nine Mile Point and Ginna plants, all of the former owners’ rights and obligations related to recovery of damages for the DOE’s failure to meet its contractual obligations were assigned to the Company.  However, any recovery from the DOE on behalf of the Ginna damages claim is subject to a potential reimbursement back to the former owner of the facility for up to $10 million.

Nuclear Insurance

The Company maintains nuclear insurance coverage for its plants in four program areas: liability, worker radiation, property, and accidental outage.  These policies contain certain industry-standard exclusions, including, but not limited to, ordinary wear and tear and war.

In November 2002, the President signed into law the Terrorism Risk Insurance Act (“TRIA”) of 2002, which was extended by the Terrorism Risk Insurance Extension Act of 2005 and the Terrorism Risk Insurance Program Reauthorization Act of 2007.  Under the TRIA, property and casualty insurance companies are required to offer insurance for losses resulting from certified acts of terrorism.  Certified acts of terrorism are determined by the Secretary of the Treasury, in concurrence with the Secretary of State and Attorney General, and primarily are based upon the occurrence of significant acts of terrorism that intimidate the civilian population of the United States or attempt to influence policy or affect the conduct of the United States Government.  The Company’s nuclear liability, nuclear property, and accidental outage insurance programs described below provide coverage for certified acts of terrorism.

If there were a nuclear accident or an extended outage at any of the Company’s units, it could have a substantial adverse effect on the Company’s liquidity and financial results.  In addition, if there were an accident at any nuclear power plant in the country, the Company could be assessed retrospective insurance premiums, which could have a substantial adverse effect on the Company’s liquidity and financial results.

Nuclear Liability Insurance

Pursuant to the Price-Anderson Act, the Company is required to insure against public liability claims resulting from nuclear incidents to the full limit of public liability.  This limit of liability consists of the maximum available commercial insurance of $375 million and mandatory participation in an industry-wide retrospective premium assessment program.  The retrospective premium assessment is $117.5 million per reactor, per incident, increasing the total amount of insurance for public liability to approximately $12.6 billion.  Under the retrospective assessment program, the Company can be assessed up to $587.5 million per incident at any commercial reactor in the country, payable at no more than $87.5 million per incident per year.  This assessment also applies in excess of the worker radiation claims insurance.  Both the maximum assessment per reactor and the maximum yearly assessment are adjusted for inflation at least every five years based upon the Consumer Price Index and are subject to state premium taxes.  In addition, the United States Congress could impose additional revenue-raising measures to pay claims.

Worker Radiation Claims Insurance

The Company participates in the American Nuclear Insurers Master Worker Program that provides coverage for worker tort claims filed for radiation injuries.  The policy provides a single industry aggregate limit of $200 million for occurrences of radiation injury claims against all those insured by this policy prior to January 1, 2003; $300 million for occurrences of radiation injury claims against all those insured by this policy between January 1, 2003 and January 1, 2010; and $375 million for occurrences of radiation injury claims against all those insured by this policy on or after January 1, 2010.

The sellers of Nine Mile Point retain the liabilities for existing and potential claims that occurred prior to November 7, 2001, and the seller of Ginna retains the liabilities for existing and potential claims that occurred prior to June 10, 2004.  In addition, the Long Island Power Authority, which owns 18% of Nine Mile Point Unit 2, is obligated to assume its pro rata share of any liabilities for retrospective premiums and other premium assessments.  If claims under these policies exceed the coverage limits, the provisions of the Price-Anderson Act would apply.

Constellation Energy Nuclear Group, LLC

Notes to Consolidated Financial Statements

For the Period November 6 Through December 31, 2009

Nuclear Property Insurance

The Company’s policies provide $500 million in primary coverage at each nuclear plant.  In addition, the Company maintains $1.8 billion of excess coverage at Ginna and $2.3 billion in excess coverage under a blanket excess program offered by the industry mutual insurer at both Calvert Cliffs and Nine Mile Point.  Under the blanket excess policy, Calvert Cliffs and Nine Mile Point share $1.0 billion of the total $2.3 billion of excess property coverage.  Therefore, in the unlikely event of two full limit property damage losses at Calvert Cliffs and Nine Mile Point, the Company would recover $4.5 billion instead of $5.5 billion.

Losses resulting from non-certified acts of terrorism are covered as a common occurrence, meaning that if non-certified terrorist acts occur against one or more commercial nuclear power plants insured by the Company’s nuclear property insurance company within a 12-month period, they would be treated as one event and the owners of the plants where the acts occurred would share one full limit of liability ($3.2 billion as of December 31, 2009).

Accidental Nuclear Outage Insurance

The Company’s policies provide indemnification on a weekly basis for losses resulting from an accidental outage of a nuclear unit.  Coverage begins after a 12-week deductible period and continues at 100% of the weekly indemnity limit for 52 weeks and then 80% of the weekly indemnity limit for the next 110 weeks.  The Company’s coverage is up to $490 million per unit at Calvert Cliffs and Ginna, $420 million for Nine Mile Point Unit 1, and $402 million for Nine Mile Point Unit 2.  These amounts can be reduced by up to $98 million per unit at Calvert Cliffs, $84 million for Nine Mile Point Unit 1, and $80 million for Nine Mile Point Unit 2 if an outage of more than one unit is caused by a single insured physical damage loss.

Both the accidental nuclear outage insurance and the nuclear property insurance are currently purchased through the industry mutual insurance company.  If accidents at plants insured by the mutual insurance company result in a shortfall of funds, all policyholders could be assessed, with the Company’s share being up to $93 million.  During 2008, the Board of Directors for the industry mutual insurance company approved a change to CENG’s policy that, in the event of a credit-rating downgrade to below-investment grade, would require the Company to post collateral in the form of a letter of credit or cash equal to $93 million. Since CENG is not rated, CEG and EDF have issued financial guarantees for the payment of the retrospective premium adjustment on behalf of the Company in the amounts of $47 million each.  Alternatively, CENG would be required to purchase insurance.